Exhibit 20.6
Page 1 of 3

Navistar Financial 1996-A Owner Trust
For the Month of May 1997
Distribution Date of June 16, 1997

Original Pool Amount                          $459,943,869.53
Beginning Pool Balance                        $321,158,555.63
Beginning Pool Factor                               0.6982560

Principal and Interest Collections:
  Principal Collected
    (Including Servicer Advance Repay)          $9,917,573.28
  Interest Collected                            $2,521,979.03

Additional Deposits:
  Repurchase Amounts                                    $0.00
  Liquidation Proceeds/Recoveries                 $755,747.07
Total Additional Deposits                         $755,747.07

Repos/Chargeoffs                                  $429,807.70
Aggregate Number of Notes Charged Off                      99

Total Available Funds                          $12,578,488.58

Ending Pool Balance                           $311,427,985.45
Ending Pool Factor                                  0.6771000

Servicing Fee                                     $267,632.13

Repayment of Servicer Advances                    $616,810.80

Reserve Account:
  Beginning Balance                            $16,997,008.00
  Target Percentage                                      5.00%
  Target Balance                               $15,571,399.27
  Minimum Balance                               $9,658,821.26
  (Release) of investment income only/Deposit  ($1,425,608.73)
  Ending Balance                               $15,571,399.27

Current Weighted Average APR:                           9.659%
Current Weighted Average Remaining Term (months):       38.74

Delinquencies:                             Dollars       Notes
Installments:
     1-30 days                           2,212,736.51    1,536
    31-60 days                             484,337.71      359
    60+ days                               105,171.56       69

    Total                                2,802,245.78    1,538

  Balances:  60+ days                    2,351,123.91       69

Memo Item - Reserve Account
  Opening Balance                      $16,057,927.78
  + Invest. Income                          60,549.09
  + Excess Servicing                       878,531.13
  - Transfer to Collections Account              0.00
Beginning Balance                      $16,997,008.00

Exhibit 20.6
Page 2 of 3

Navistar Financial 1996-A Owner Trust
For the Month of May 1997

                                                                 NOTES
                                        TOTAL          CLASS A-1       CLASS A-2      CERTIFICATES
Original Pool Amount
 Distributions:                   $459,943,869.53   $92,000,000.00  $347,245,000.00   $20,698,869.53
 Distribution Percentages (1)                                0.00%           95.50%            4.50%
 Coupon                                                     5.250%           6.350%           6.500%

Beginning Pool Balance            $321,158,555.63
Ending Pool Balance               $311,427,985.45

Collected Principal                 $9,300,762.48
Collected Interest                  $2,521,979.03
Charge-Offs                           $429,807.70
Liquidation Proceeds/Recoveries       $755,747.07
Servicing                             $267,632.13
Cash Transfer from Reserve Account          $0.00
  Total Collections Available
    for Debt Service               $12,310,856.45

Beginning Balance                 $321,158,555.63            $0.00  $302,829,592.41   $18,328,963.22

Interest Due                        $1,701,755.14            $0.00    $1,602,473.26       $99,281.88
Interest Paid                       $1,701,755.14            $0.00    $1,602,473.26       $99,281.88
Principal Due                       $9,730,570.18            $0.00    $9,292,694.52      $437,875.66
Principal Paid                      $9,730,570.18            $0.00    $9,292,694.52      $437,875.66

Ending Balance                    $311,427,985.45            $0.00  $293,536,897.89   $17,891,087.56
Note/Certificate Pool Factor
 (Ending Balance/Original Pool Amount)                0.0000000000           0.8453           0.8644

Total Distributions                $11,432,325.32            $0.00   $10,895,167.78      $537,157.54

Interest Shortfall                          $0.00            $0.00            $0.00            $0.00
Principal Shortfall                         $0.00            $0.00            $0.00            $0.00
 Total Shortfall (required from Reserve)    $0.00            $0.00            $0.00            $0.00

Excess Servicing                      $878,531.13
  (see Memo Item - Reserve Account)

Beginning Reserve Account Balance  $16,997,008.00
(Release)/Draw                     $(1,425,608.73)
Ending Reserve Account Balance     $15,571,399.27

(1) The Noteholder's Percentage will be 100% for each Distribution Date occurring before the Distribution date on which the Class A-1 Notes have been paid in full, and generally 95.5% thereafter until all the Notes have been paid in full. No principal distributions to Class A-2 until Class A-1 has been paid in full.

Exhibit 20.6
Page 3 of 3

Navistar Financial 1996-A Owner Trust
For the Month of May 1997

Trigger Events:  A) Loss Trigger - Reserve Account Balance
                    Loss Trigger - Certificate Lockout Event
                 B) Delinquency Trigger
                 C) Noteholders Percent Trigger


                          6               5                4                3                2                1
                       Dec 1996        Jan 1997         Feb 1997         Mar 1997         Apr 1997         May 1997

Beg. Pool Balance  $385,359,073.57  $373,823,140.29  $362,355,746.99  $348,108,707.35  $332,415,354.80  $321,158,555.63

A) Loss Trigger:
Principal of Contracts
  Charged off        $1,056,449.19      $970,091.47    $1,935,375.96      $692,876.86      $912,759.79      $429,807.70
Recoveries             $411,958.72      $610,689.52      $910,706.72    $1,515,564.23    $1,486,575.64      $755,747.07

Loss Trigger - Reserve Account Balance                      Loss Trigger - Certificate Lockout Event
  Total Charged off (Months 5,4,3)    $3,598,344.29           Total Charged off (Months 1-6)              $5,997,360.97
  Total Recoveries (Months 3,2,1)      3,757,886.94           Total Recoveries (Months 1-6)                5,691,241.90
  Net Loss/(Recoveries) for 3 Mos.    $ (159,542.65)(a)       Net Loss/(Recoveries) for 6 Mos.              $306,119.07(c)

  Total Balance (Months 5,4,3)    $1,084,296,594.63(b)        Total Balance (Months 1-6)              $2,123,229,578.63(d)

  Loss Ratio Annualized [(a/b)(12)]         -0.1766%          Loss Ratio Annualized [(c/d)(12)]                 0.1730%

  Trigger:  Is Ratio> 1.5%                      No            Trigger:  Is Ratio> 6.0%                                  No

B) Delinquency Trigger:
   Balance delinquency 60+ days                                         $2,674,075.50    $4,533,629.98    $2,351,123.91
   As % of Beginning Pool Balance                                            0.76817%         1.36384%         0.73208%
   Three Month Average                                                       1.16934%         1.10446%         0.95470%

Trigger:  Is Average> 2.0%                      No


C) Noteholders Percent Trigger:             3.3855%
   Ending Reserve Acct. Balance not less than
   1% of initial Aggregate Receivables Balance

Trigger:  Is Minimum < 1.0%                     No

Navistar Financial Corporation



by: /s/ R. W. CAIN
        R. W. CAIN
        Vice President and Treasurer